EXHIBIT 99.1

Epoch Biosciences Announces Financial Results for the
Fourth Quarter and Fiscal Year 2003

BOTHELL, WA, February 26, 2004 — Epoch Biosciences, Inc. (Nasdaq: ), a provider of proprietary products that accelerate genomic analysis, today reported revenues for the fourth quarter of 2003 of $2.0 million compared to $3.8 million in the like period in 2002. The net loss during the quarter was $427,000, or $0.02 per share, compared with net income of $64,000 in the fourth quarter of 2002. Included in the fourth quarter 2003 results is a non-cash charge resulting from the termination of a technology license of $425,000, or $0.02 per share. Excluding that charge, the net loss was $2,000, or $0.00 per share, in the fourth quarter.

For the year ended December 31, 2003, revenues were $8.9 million compared to $11.2 million in 2002 due primarily to the sale of the Company’s San Diego operations in May 2003. The net loss for the year was $4.7 million, or $0.18 per share, up from $3.2 million, or $0.13 per share, in 2002. Excluding the loss on the sale of its San Diego operations of $2.8 million recognized in the second quarter and the above mentioned charge for a license termination, net loss was $1.5 million, or $0.05 per share, in 2003.

In the fourth quarter of 2003, the Company terminated a license agreement related to MGBTM technology after the relevant patent was reexamined by the U.S. patent office and the scope of the claims was narrowed such that they do not apply to current or future Epoch Biosciences products. As a result of the termination, the Company recognized a $425,000 non-cash charge in the fourth quarter, representing the remaining book value of the consideration originally paid for the license. Termination of this agreement eliminates the future payments of royalties that were required by this license.

William G. Gerber, chief executive officer of Epoch, said, “Our results reflect Epoch’s continued focus on higher value businesses and continued management of our expenses. We have exited the non-proprietary oligonucleotide market with the sale of our San Diego facility, and are concentrating on direct sales of our MGB EclipseTM Probe Systems to the research and diagnostic markets.”

“Epoch’s core business in the research field is generating multiple revenue streams. We plan to focus our energies on sales of our MGB Eclipse by Design product to pharmaceutical and biotechnology customers. We have developed a practical strategy to apply our MGB Eclipse Probe System to the diagnostics sector, and plan to launch a broad menu of Analyte specific reagents in the first half of the year. We plan to aggressively build our marketing and sales infrastructure to accelerate these initiatives during the current year,” Gerber continued.

Financial Highlights

Revenues for the year ended December 31, 2003 decreased 21% from 2002. Product revenues decreased to $2.7 million in 2003 from $6.7 million in 2002 for three reasons. First, the sale of the Company’s non-proprietary oligonucleotide business in May 2003 resulted in the loss of revenues from that operation. Second, revenues previously classified as product sales were recharacterized as product royalties due to the restructuring in late 2002 of the original license and supply agreement with Applied Biosystems. Lastly, the Company experienced expected decreases in sales of chemical intermediates to corporate partners. License fees and royalties increased to $5.2 million in 2003 from $2.7 million in 2002 as the result of higher product sales by corporate partners, higher contractual minimums, and the recharacterization of revenues from Applied Biosystems mentioned above. Contract research revenues decreased from $1.9 million in 2002 to $942,000 in 2003 due to the expiration of collaborator research contracts.

Total operating expenses decreased to $13.6 million in 2003 from $14.5 million in 2002. Excluding the loss on the sale of the San Diego operations of $2.8 million recognized in the second quarter and the write off in the fourth quarter of a technology license of $425,000, operating expenses decreased 29% to $10.4 million in 2003. Cost of product sales decreased 47% to $2.2 million due to decreased product sales, but increased from 62% to 80% as a percentage of product sales due to a less favorable product mix. Research and development expenses decreased 12% to $4.1 million in 2003 due to lower personnel costs and higher allocations to cost of goods sold. Selling, general, and administrative expenses decreased 29% to $4.1 million in 2003 due to reduced sales, product marketing, and incentive compensation expenses and the elimination of costs from the San Diego operation.

In the second quarter, Epoch sold the assets and customer base of its non-proprietary oligonucleotide business to Eurogentec S.A. of Liege, Belgium, in order to focus on its proprietary products. Under the agreement, Epoch transferred to Eurogentec the customer base, manufacturing equipment and inventory related to its non-proprietary specialty oligonucleotide business in return for $1.4 million in cash.

Revenues in the fourth quarter of $2.0 million decreased from $3.8 million in the fourth quarter of 2002. During the fourth quarter of 2002, total revenues were unusually high due to the one time recognition of both the final annual minimum royalty payment and the accrual of the first quarterly minimum royalty payment pursuant to the restructured agreement with Applied Biosystems. In the fourth quarter of 2003, product sales decreased 58% to $618,000 from $1.5 million in the fourth quarter of 2002. The decrease was due to the elimination of sales from the San Diego operation in 2003 and significantly lower shipments of MGB Eclipse Probe Systems due to an initial inventory build by Amersham in the fourth quarter of 2002, partially offset by increased direct sales of our MGB Eclipse by Design product to end users in 2003. License fees and royalties decreased to $1.3 million from $2.0 million a year ago due to the unusually high royalties from Applied Biosystems in 2002 mentioned above, partially offset by higher royalties from other partners in 2003. Contract research revenues decreased to $100,000 from $350,000 a year ago due to a decrease in research activity provided to collaborative partners.

Total operating expenses in the fourth quarter of 2003 were $2.5 million. Excluding the write off of the technology license, total operating expenses for the fourth quarter decreased 46% to $2.0 million compared to $3.8 million in the comparable quarter of 2002. Cost of product sales in the current quarter decreased 56% to $353,000 due to lower product sales, but increased from 54% to 57% as a percentage of product sales due to a less favorable product mix resulting from the Amersham inventory build mentioned above. Research and development expenses during the current quarter decreased 43% to $826,000 due to lower personnel costs and higher allocations to cost of goods sold. Selling, general, and administrative expenses in the current quarter decreased 44% to $851,000 due to the elimination of costs from the San Diego operation and reduced incentive compensation and royalty expenses.

At December 31, 2003, the Company had unrestricted cash and cash equivalents of $4.4 million. On February 24, 2004, the Company announced a private placement of common stock and common stock warrants with accredited investors with gross proceeds of approximately $6.2 million.

2003 Highlights

Research Market

During the third quarter, the Company began to offer a new premium product, MGB Eclipse By Design, which allows customers to order assays with guaranteed performance to targets that they specify. Epoch personnel sell MGB Eclipse By Design directly to large pharmaceutical and biotechnology companies. The product allows researchers to focus on generating data to support drug development rather than spending time on assay development. The Company delivered trial orders to several prospective accounts during the second half of the year.

In October, Epoch reached agreement with Millennium Pharmaceuticals, Inc. to supply MGB Eclipse By Design assays for gene expression analysis. Under the agreement, Epoch supplies pre-validated multiplexed MGB Eclipse assays to gene targets specified by Millennium.

During the third quarter, Epoch’s partner QIAGEN N.V. launched QuantiTect™ Custom Gene Expression Assays, probe and primer sets for quantitative real-time PCR based on Epoch’s MGB Eclipse technology. Software developed by Epoch and incorporated in QIAGEN’s web site allows customers to design and order assays to measure the expression of any gene for any organism in minutes. QIAGEN launched the catalog version of the QuantiTect assays in May.

Diagnostics Market

Shortly after year-end, Epoch announced a worldwide, non-exclusive licensing arrangement with Celera Diagnostics for incorporation of Epoch’s MGB Technology and Eclipse Dark Quencher into certain of Celera Diagnostics’ infectious disease products. The license allows Celera Diagnostics to manufacture, sell and distribute Taqman® probes that feature Epoch MGB and quencher technologies in products used in the detection of the selected diseases in humans. Epoch will receive license fees and royalties on sales of licensed products to end users. Celera Diagnostics, which markets products through its partner, Abbott Laboratories, is a joint venture of Celera Genomics and Applied Biosystems. The agreement marked Epoch’s first business entry into the diagnostic market.

During 2003, Epoch implemented a strategy for entering the diagnostics market directly by providing the clinical laboratory market a broad portfolio of Analyte-Specific Reagents (ASRs), test components used by clinical laboratories in the diagnosis of infectious disease, genetic disease, cancer and other conditions. ASRs are manufactured under cGMP guidelines and listed individually with the FDA. Seventeen infectious and inherited disease ASRs were developed and listed with the FDA during 2003, and the Company intends to introduce 20 ASRs in the first half of 2004.

The Company created and filed new senior management positions to provide leadership in key areas of its diagnostic business. Debra Hutson, Director of Quality Assurance, is responsible for bringing Epoch’s manufacturing operations into cGMP compliance for the manufacture of analyte-specific reagents. Formerly Director, QA, Manufacturing and QC at CombiMatrix, Hutson previously worked at Sterling and DuPont. Steve Owings joined Epoch as Director of Business Development, Diagnostics. Owings was vice president, sales and marketing, of Visible Genetics, Inc., which was acquired by Bayer Diagnostics in 2002. Previously, he worked with Digene Corporation and with Roche Diagnostic Systems, where he was director of the PCR Business Unit.

Industrial & Biowarfare Markets

During the third quarter, Epoch granted a global, non-exclusive license to BioControl Systems, Inc., a food testing Company, to incorporate MGB Eclipse Probe System technology into BioControl’s products for the detection of specified food contaminants in return for technology fees and royalties. The pact represented Epoch’s first participation in the food testing business.

Also in the third quarter, Epoch granted a global, non-exclusive license to Applied Biosystems Group for incorporation of Eclipse Dark Quencher technology into Taqman® probes for use in 5’ nuclease assays. The licensing agreement covers use of quencher technology for detection of microorganisms in the environment and expands Epoch’s reach into the environmental testing market. Epoch’s innovative quencher offers higher sensitivity in real-time PCR probes, is applicable in a broad range of detection systems, suppresses a broader dye emission spectra range, and is compatible with both simple and robust DNA synthesis procedures.

Epoch was one of two finalists for Block 1 of the Joint Biological Agent Identification and Diagnostic Systems (JBAIDS) Program of the Department of Defense. In the fourth quarter the Company learned it had not been awarded the contract. Much of the work the Company conducted in pursuing the contract has found application in Epoch’s diagnostic initiative.

Intellectual Property

Epoch significantly strengthened its intellectual property estate covering the application of minor groove binder and modified base technology to genomic analysis, establishing itself as the clear leader in the field.

In the first quarter, Epoch was awarded a patent covering hybridization and mismatch discrimination using probes conjugated to minor groove binders. MGB probe technology represents a significant innovation because it improves the performance of hybridization-based systems for genetic analysis, including the detection of single nucleotide polymorphisms (SNPs), and allows the creation of highly quantitative gene expression systems.

Shortly after year-end the Company announced it had received patent claims on the use of the thermodynamic properties of MGB technology and modified bases in probe and primer design and use, enabling accurate mismatch discrimination under practical commercial conditions.

Conference Call Information

Epoch management will hold a conference call at 11:00 a.m. EST (8:00 a.m. PST) today, Thursday, February 26, 2004, to discuss fourth quarter and full year financial results. To access the call, dial 800-475-2151 for domestic and 973-582-2710 for international. An audio replay will be available for 7 days: domestic callers dial 877-519-4471 international callers dial 973-341-3080 (Passcode # 4532283).

A live webcast of the call may be accessed through the Investor Relations section of the Company’s website at or directly at . A replay will be available for 45 days.

About Epoch Biosciences

Epoch Biosciences, Inc. develops and sells proprietary products with commercial applications in the genomics and molecular diagnostics fields. Epoch’s technology has numerous applications including the detection of inherited diseases, single nucleotide polymorphisms (SNPs) to identify individuals at risk for disease or adverse drug reactions, and gene expression measurement. The Company’s chemical reagents enhance the performance of genetic analysis procedures, and are compatible with the majority of DNA analysis systems currently employed or under development for research and diagnostic uses. The Company has an established presence in the research market through licenses to leading genomics companies, global distribution agreements and direct sales to end-users. Epoch also participates in the industrial/bioterrorism sectors and is currently entering the diagnostics market. Information about Epoch is available at .

Epoch Biosciences Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to the possibility that the products utilizing the Company’s technology may not be commercially successful, or that third parties hold proprietary rights that preclude Epoch or its licensees from marketing Epoch’s products and technologies. These factors and others may cause actual results to differ materially from the anticipated results. Additional information about potential risk factors that could affect Epoch Biosciences’ business and financial results is included in Epoch’s Annual Report on Form 10-K for the year ended

December 31, 2002 and in other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as to the date of this release and Epoch undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

MGB and Eclipse are trademarks of Epoch Biosciences, Inc. Applied Biosystems is a registered trademark and Celera, Celera Diagnostics and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the US and/or certain other countries. TaqMan is a registered trademark of Roche Molecular Systems, Inc., licensed to Applera Corporation. QuantiTect is a trademark of QIAGEN, N.V.

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Epoch Biosciences, Inc.
Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues:
Product sales	$618	$1,463	$2,745	$6,662
License fees and royalties	1,306	1,984	5,214	2,694
Contract research	100	350	942	1,870

Total revenues	2,024	3,797	8,901	11,226

Operating expenses:
Cost of product sales	353	797	2,198	4,144
Research and development	826	1,441	4,121	4,677
Selling, general and administrative	851	1,516	4,065	5,723
License termination	425	—	425	—
Loss on sale of San Diego operations	—	—	2,805	—

Total operating expenses	2,455	3,754	13,614	14,544

Operating income (loss)	(431)	43	(4,713)	(3,318)

Other income:
Interest income, net	4	21	21	102

Net income (loss)	$(427)	$64	$(4,692)	$(3,216)

Net income (loss) per share — basic and diluted	$(0.02)	$0.00	$(0.18)	$(0.13)

Weighted average number of common shares outstanding — basic and diluted	26,155	25,682	25,982	25,663

Epoch Biosciences, Inc.
Condensed Balance Sheet
(in thousands)
(unaudited)

	December 31,	December 31,
	2003	2002
Cash and cash equivalents	$4,415	$3,508
Accounts receivable, net	1,342	2,031
Inventory	98	461
Other current assets	217	349

Total current assets	6,072	6,349

Property and equipment, net	2,569	3,948
Intangible assets, net	868	4,120
Other non-current assets	664	639

Total assets	$10,173	$15,056

Accounts payable and accrued liabilities	$1,453	$2,034

Deferred revenue – current portion	451	877
Long-term obligations – current portion	525	282

Total current liabilities	2,429	3,193

Deferred revenue	2,510	2,325
Long-term obligations	692	757
Stockholders’ equity	4,542	8,781

Total liabilities and stockholders’ equity	$10,173	$15,056

Epoch Biosciences, Inc.
Reconciliations of Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

Certain information provided in this press release with respect to Total Revenues excludes revenues from the Company’s San Diego operations, and with respect to Operating Expenses, Net Loss, and Net Loss per Share excludes the loss on sale of the San Diego operations of $2.8 million recognized in May 2003, and the non-cash charge of $425,000 recognized in December 2003 for the termination of a technology license. Reconciliations of amounts reported in accordance with generally accepted accounting principles (GAAP) in the United States to these non-GAAP measures follow. The Company’s management believes this information provides a meaningful comparison of revenues, expenses, and operating results.

		Three Months Ended		Year Ended
		December 31,		December 31,
		2003	2002	2003	2002
1.	Total Revenues
	Total revenues as reported– GAAP	$2,024	$3,797	$8,901	$11,226
	Exclude revenues from San Diego operations	—	(555)	(451)	(2,282)

	Total revenues – non-GAAP	$2,024	$3,242	$8,450	$8,944

2.	Operating Expenses
	Operating expenses as reported– GAAP	$2,455	$3,754	$13,614	$14,544
	Exclude license termination	(425)	—	(425)	—
	Exclude loss on sale of San Diego operations	—	—	(2,805)	—

	Operating expenses – non-GAAP	$2,030	$3,754	$10,384	$14,544

3.	Net Income (Loss)
	Net income (loss) as reported– GAAP	$(427)	$64	$(4,692)	$(3,216)
	Exclude license termination	425	—	425	—
	Exclude loss on sale of San Diego operations	—	—	2,805	—

	Net income (loss) – non-GAAP	$(2)	$64	$(1,462)	$(3,216)

4.	Net Income (Loss) per Share
	Net income (loss) per share as reported – GAAP	$(0.02)	$0.00	$(0.18)	$(0.13)
	Exclude license termination	0.02	—	0.02	—
	Exclude loss on sale of San Diego operations	—	—	0.11	—

	Net income (loss) per share – non-GAAP	$(0.00)	$0.00	$(0.05)	$(0.13)

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